UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2008 (July 15, 2008)
TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission	(IRS Employer
File Number)	Identification No.)

2540 Mission College Boulevard, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)
(408) 919-3000

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective July 15, 2008, the Board of Directors of Transmeta Corporation, a Delaware corporation (“Transmeta” or the “Company”), elected J. Michael Gullard to its Board of Directors and appointed him as a member of its compensation committee. The Transmeta Board of Directors elected Mr. Gullard as a director pursuant to an agreement between Transmeta and certain entities and persons related to Riley Investment Management LLC, which agreement was publicly announced on July 15, 2008 and filed by Transmeta (Commission File No. 000-31803) with a current report on Form 8-K filed on July 15, 2008.
     Mr. Gullard has served since 1984 as a general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies, primarily in the software and data communications industries. He also serves on the board of directors of Alliance Semiconductor, JDA Software Group, Inc., Proxim Wireless, Inc. and Planar Systems, Inc., each a Nasdaq listed company, and DynTek, Inc. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a provider of IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a provider of change management software tools. Earlier in his career, Mr. Gullard held several executive and management positions at Telecommunications Technology Inc. and Intel Corporation. Mr. Gullard holds a B.A. degree in economics from Stanford University and an M.B.A. degree from the Stanford Graduate School of Business.
     None of the entities for which Mr. Gullard serves or has served as a director or employee is a subsidiary, parent or affiliate of Transmeta.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: July 28, 2008	By:	/s/ John O’Hara Horsley
John O’Hara Horsley,
Executive Vice President, General Counsel & Secretary